As filed with the Securities and Exchange Commission on May 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0640593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1011 Warrenville Road, 6th Floor, Lisle, IL 60532

(Address of Principal Executive Offices) (Zip Code)

SunCoke Energy, Inc. Long-Term Performance Enhancement Plan

(Full title of the plan)

John J. DiRocco, Jr., Esq.

Vice President, Assistant General Counsel

and Corporate Secretary

SunCoke Energy, Inc.

1011 Warrenville Road, 6th Floor

Lisle, IL 60532

(Name and address of agent for service)

(630) 824-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01
Long-Term Performance Enhancement Plan	1,500,000	$11.81	$17,715,000	$2,206

Notes:

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 (the “Common Stock”), that become issuable under the Long-Term Performance Enhancement Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock. Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Such interests include the rights of plan participants under stock option agreements and share unit agreements.
(2)	The shares are to be offered at prices not presently determinable. The offering price is estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 4, 2018.
(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by SunCoke Energy, Inc. (the “Registrant”) to register One Million Five Hundred Thousand (1,500,000) shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) that may be issued from time to time pursuant to awards granted under the amended and restated SunCoke Energy, Inc. Long-Term Performance Enhancement Plan, attached hereto as Exhibit 4.2 (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants as specified by Securities Act Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 1. Plan Information

Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by this reference, and shall be deemed to be a part of this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K (File No. 001-35243) for the year ended December 31, 2017, filed on February 15, 2018;

(b)    The Registrant’s Current Report on Form 8-K (File No. 001-35243), filed on January 17, 2018;

(c)    The Registrant’s Quarterly Report on Form 10-Q (File No. 001-35243) for the quarter ended March 31, 2018, filed on April 26, 2018;

(d)    The Registrant’s Definitive Proxy Statement (File No. 001-35243) on Schedule 14A, filed with the Commission on March 21, 2018; and

(e)    The description of the Registrant’s Common Stock, contained in its Registration Statement on Form 8-A (File No. 001-35243) as filed with the SEC on July 19, 2011, and any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission, except as to any portion of any

Current Report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Under no circumstances will any information furnished under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Exchange Act. Therefore, a description of the common stock required by Item 202 of Regulation S-K is not required. The interests under the plan need not be described pursuant to this item.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock being registered hereby will be passed upon by John J. DiRocco, Jr., Esq., Vice President, Assistant General Counsel and Corporate Secretary of the Registrant. Mr. DiRocco is paid a salary by the Registrant, is a participant, on the same basis as other similarly eligible employees, in various benefit plans offered by the Registrant to its employees generally, and beneficially owns, or has rights to acquire, less than one percent of the Registrant’s outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation and by-laws provide for such limitation of liability to the fullest extent permitted by the DGCL. Article VI of the Registrant’s by-laws provides for indemnification, requiring that the Registrant pay on behalf of its directors and officers, to the extent permitted by Delaware law, all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with any action, suit or proceeding (whether civil, criminal, administrative or investigative) pending, threatened or completed against such person, except where such indemnification is expressly prohibited by applicable law or where such person has not met the applicable standard of conduct set forth in the DGCL which makes it permissible for the Registrant to indemnify the claimant; provided, however, that if the DGCL requires, payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

The By-laws also authorize, but do not require, the Registrant to enter into agreements for indemnification. The Registrant has entered into indemnification agreements with each director, and certain executive officers and other management personnel of the Registrant. One of the purposes of the indemnification agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder may receive indemnification.

The Registrant also maintains industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are either filed herewith or incorporated by reference to documents previously filed as indicated below:

Exhibits:

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference herein to Exhibit 3.1 to Amendment No. 4 to Registrant’s Registration Statement on Form S-1 filed on July 6, 2011, File No. 333-173022).

3.2	Amended and Restated By-laws of SunCoke Energy, Inc. (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on February 2, 2016, File No. 001-35243).

4.1	Form of Common Stock Certificate of the Registrant (incorporated by reference herein to Exhibit 3.1 to Amendment No. 2 to Registrant’s Registration Statement on Form S-1 filed on June 3, 2011, File No. 333-173022).

4.2	SunCoke Energy, Inc. Long-Term Performance Enhancement Plan, amended and restated effective as of February 14, 2018 (incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 21, 2018, File No. 001-35243).

5.1*	Opinion of John J. DiRocco, Esq., Vice President, Assistant General Counsel & Corporate Secretary of SunCoke Energy, Inc. (relating to legality of the securities and other interests being registered).

23.1*	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

23.2*	Consent of John J. DiRocco, Esq. (included in Exhibit 5.1).

24.1*	Powers of Attorney executed by certain officers and directors of SunCoke Energy, Inc.

* Provided herewith

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lisle, State of Illinois, on May 8, 2018.

SUNCOKE ENERGY, INC.

By:	/s/ Fay West
Name:	Fay West
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on May 8, 2018.

Signature	Title

*
Michael G. Rippey	President and Chief Executive Officer (Principal Executive Officer)

*
Fay West	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

*
Allison S. Lausas	Vice President and Controller (Principal Accounting Officer)

*
Andrew D. Africk	Director

*
Alvin Bledsoe	Director

*
Peter B. Hamilton	Director

*
Susan R. Landahl	Director

*
Robert A. Peiser	Director

*
John W. Rowe	Director

*
James E. Sweetnam	Director

*	Fay West, Senior Vice President and Chief Financial Officer, by signing her name hereto, signs this Registration Statement individually, on behalf of the Registrant and as attorney-in-fact for each of the other persons indicated by asterisk above, in the capacity set forth opposite his or her name, pursuant to a power of attorney duly executed by such persons and filed with the Commission herewith.